UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 15


  Certification and Notice of Termination of Registration under Section 12(g)
      of the Securities Exchange Act of 1934 or Suspension of Duty to File
                   Reports Under Sections 13 and 15(d) of the
                        Securities Exchange Act of 1934.

                        Commission file number: 0-14986


                       AETNA REAL ESTATE ASSOCIATES, L.P.
                       ----------------------------------
             (Exact name of registrant as specified in its charter)


        242 Trumbull Street, Hartford, Connecticut 06103, (860) 616-9000
        ----------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Limited Partnership Depository Units
                      ------------------------------------
            (Title of each class of securities covered by this Form)


                                      None
                                      ----
       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

             Rule 12g-4(a)(1)(i)  [X]         Rule 12h-3(b)(1)(i)  [X]
             Rule 12g-4(a)(1)(ii)             Rule 12h-3(b)(1)(ii)
             Rule 12g-4(a)(2)(i)              Rule 12h-3(b)(2)(i)
             Rule 12g-4(a)(2)(ii)             Rule 12h-3(b)(2)(ii)
             Rule 15d-6

      Appropriate number of holders of record as of the certification or notice date: 0. The General Partner of the Registrant has filed, with the Secretary of State of the State of Delaware, a Certificate of Cancellation of the Certificate of Limited Partnership of Aetna Real Estate Associates, L.P. effective as of March 28, 2003.

      Pursuant to the requirements of the Securities Exchange Act of 1934, Aetna Real Estate Associates, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                   AETNA REAL ESTATE ASSOCIATES, L.P.

                                   By:  AREA GP Corporation
                                        General Partner


Date:  March 28, 2003                   By:/s/Mark J. Marcucci
                                           -----------------------------
                                           Mark J. Marcucci
                                           President



                                   By:  Aetna/AREA Corporation
                                        General Partner


Date:  March 28, 2003                   By:/s/Daniel R. Leary
                                           -----------------------------
                                           Daniel R. Leary
                                           President